FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO telt@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

Teltronics Announces 2003 Year End Results

SARASOTA, FL., Thursday, April 15, 2004 - Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the year ended December 31, 2003. The revenues for 2003 decreased to $46.9 million from $54.4 million for 2002, a decrease of 13.8%. However, the Company's net loss for 2003 decreased to $3.3 million from $4.6 million for 2002, which represents a decrease of 28.3%. The net loss available to common shareholders for 2003 decreased to $3.9 million from $5.1 million for 2002. Our diluted net loss per share for 2003 was $0.54 as compared to a diluted net loss per share of $0.93 for 2002.

Gross profit margin increased from 36.1% for 2002 to 39.0% for 2003. The Company's operating expenses for 2003 decreased $2.7 million from 2002 due primarily to cost cutting measures by the Company during 2002 and 2003.

"While we are clearly disappointed at the decrease in sales we are encouraged that we were also able to decrease our net loss. The last few years have presented a challenge to all companies in the telecommunications industry as most of us have seen declines in our sales", said Ewen Cameron, Teltronics' President and Chief Executive Officer. "During this time our strategy has been to focus on cutting costs and being responsive to the changing needs of our customers by continuing to develop new products", continued Cameron. "We believe the launch of the new IP products as well as the continued savings from our cost cutting should positively impact the Company in 2004", Cameron concluded.

About Teltronics Inc.

Teltronics, Inc. is dedicated to excellence in the design, development, and assembly of electronics equipment and software to enhance the performance of telecommunications networks. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their telecommunications systems. The Company also serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

See attached

ASSETS
	December 31,
	2003	2002
Current assets:
Cash and cash equivalents	$ 146,277	$ 791,020
Accounts receivable, net	3,560,936	5,155,877
Costs and estimated earnings in excess of billings on
uncompleted contracts	539,663	740,650
Inventories, net	5,491,472	6,187,196
Prepaid expenses and other current assets	433,955	427,904

Total current assets	10,172,303	13,302,647
Property and equipment, net	5,469,801	4,076,265
Goodwill	241,371	241,371
Other intangible assets, net	192,835	253,575
Other assets	243,294	274,853

Total assets	$ 16,319,604	$ 18,148,711

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
Current portion of long-term debt, including notes payable in default	$ 11,225,868	$ 2,193,401
Current portion of capital lease obligations	24,163	--
Accounts payable	5,609,512	4,356,985
Billings in excess of costs and estimated earnings
on uncompleted contracts	469,210	1,347,685
Accrued expenses and other current liabilities	2,274,693	2,479,300
Deferred revenue	1,457,852	1,738,201

Total current liabilities	21,061,298	12,115,572

Long-term liabilities:
Long-term debt, net of current portion	1,290,685	8,641,785
Capital lease obligations, net of current portion	92,010	--

Total long-term liabilities	1,382,695	8,641,785

Commitments and contingencies Shareholders' deficiency:
Common stock, $.001 par value, 40,000,000 shares authorized,
7,729,736 and 5,930,241 issued and outstanding at
December 31, 2003 and 2002, respectively	7,730	5,930
Non-voting common stock, $.001 par value, 5,000,000 shares
authorized, zero shares issued and outstanding	--	--
Preferred Series A stock, $.001 par value, 100,000 shares
authorized, 100,000 shares issued and outstanding	100	100
Preferred Series B Convertible stock, $.001 par value, 25,000
shares authorized, 12,625 shares issued and outstanding	13	13
Preferred Series C Convertible stock, $.001 par value, 50,000
shares authorized, 40,000 shares issued and outstanding	40	40
Additional paid-in capital	24,169,538	23,812,232
Accumulated other comprehensive loss	(42,485)	(72,560)
Accumulated deficit	(30,259,325)	(26,354,401)

Total shareholders' deficiency	(6,124,389)	(2,608,646)

Total liabilities and shareholders' deficiency	$ 16,319,604	$ 18,148,711
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TELTRONICS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
	Years Ended December 31,
	2003	2002	2001
Net sales
Product sales and installation	$ 37,269,249	$ 46,209,415	$ 57,248,237
Maintenance and service	9,615,267	8,177,641	6,843,039

	46,884,516	54,387,056	64,091,276
Cost of goods sold	28,597,278	34,743,453	42,855,621

Gross profit	18,287,238	19,643,603	21,235,655

Operating expenses:
General and administrative	5,950,959	5,893,108	6,530,161
Sales and marketing	8,483,370	10,748,955	11,937,045
Research and development	4,191,145	4,563,149	5,703,488
Depreciation and amortization	1,258,208	1,392,321	1,631,178

	19,883,682	22,597,533	25,801,872

Loss from operations	(1,596,444)	(2,953,930)	(4,566,217)

Other income (expense):
Interest	(1,403,833)	(1,258,056)	(1,612,331)
Financing	(271,166)	(343,424)	(403,226)
Litigation costs	--	(63,075)	(15,150)
Other	(24,808)	24,780	(17,677)

	(1,699,807)	(1,639,775)	(2,048,384)

Loss before income taxes	(3,296,251)	(4,593,705)	(6,614,601)
Provision for income taxes	6,673	15,611	36,263

Net loss	(3,302,924)	(4,609,316)	(6,650,864)
Dividends on Preferred Series B and C Convertible stock	602,000	502,178	151,500

Net loss available to common shareholders	$(3,904,924)	$(5,111,494)	$(6,802,364)

Net loss per share:
Basic and Diluted	$ (0.54)	$ (0.93)	$ (1.38)
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